Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st day of July, 2018, between Meridian Bank, a Pennsylvania banking institution, (“Bank”) and Denise Lindsay, an individual residing in Pennsylvania (“Executive”) (Sometimes Bank and Executive are hereafter each referred to as a “Party” and together as the “Parties.”)

WHEREAS, Executive has been and continues to be a valued employee of the Bank; and

WHEREAS, heretofore Executive has not had a written employment contract with Employer; and

WHEREAS, Executive acknowledges that this Agreement gives her substantial rights she previously did not have an as employee of the Bank.

NOW, THEREFORE, in consideration of the forgoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2.Duties of Executive. Executive shall serve as the Chief Financial Officer of the Bank, reporting to the Chief Executive Officer (“CEO”). Executive shall have such other duties and hold such other titles as may be provided by the bylaws of the Bank and as may be given to her from time to time by the CEO provided that such duties are consistent with the Executive’s position as Chief Financial Officer of the Bank. The Executive’s principal place of employment shall be at the Bank’s Malvern, Pennsylvania offices, except for travel to other locations as part of her duties.

3.Engagement in Other Employment. Executive shall devote all of her working time, ability and attention to the business of the Bank during the term of this Agreement. Executive shall not be precluded, however, from engaging in activities designed to maintain and improve her professional skills, from engaging in activities incident or necessary to personal investments, or engaging in activitiesinvolvingcharitable,educational,religiousandsimilartype organizations, speaking engagements, or membership on the board of directors of other organizations, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to Executive’s rendition of services on behalf of the Bank and/or any of its subsidiaries or affiliates.

4.Term of Agreement.

(a)	Executive’s employment, unless terminated as otherwise provided for in this Agreement, shall be for a two (2) year period, beginning on the date first written above (the “Effective Date”), and ending on June 30, 2020 (the “Initial Term”). Her employment shall continue after the Initial Term for successive two-year periods (each a “Renewal Term”), unless either Party notifies the other Party of non- renewal in writing at least three (3) months before the expiration of either the Initial Term or a Renewal Term or unless her employment is terminated as otherwise provided for in this Agreement . (Sometimes hereafter the Initial Term and each Renewal Term are collectively referred to as the “Employment Period.”) It is the intention of the Parties that this Agreement be “evergreen” unless (i) either Party gives written notice to the other Party of her or its intention not to renew this Agreement as provided above or (ii) it is terminated as otherwise permitted in this Agreement.

(b)	Notwithstanding any provision to the contrary elsewhere in this Agreement, at the Bank’s discretion, Executive’s employment shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors to Executive.As used in this Agreement, “Cause” shall mean any of the following:

(i)Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii)Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency;

(iii)unlawful harassment by Executive against employees, customers, business associates, contractors, or vendors of the Bank which results or may be reasonably expected to result in material liability to the Bank, following a good faith investigation of the claims by the Bank or its third party agent;

(iv)the receipt of any final cease and desist order issued by a bank regulatory authority to the Executive or such authority orders in writing that the Bank terminate the employment of the Executive with the Bank or relieve her of her material duties hereunder;
(v)any material act of fraud, misappropriation, or embezzlement by Executive which causes harm to the Bank;

(vi)the gross negligence of the Executive in connection with the performance of her material duties for the Bank;

(vii)the failure, following written notice and a reasonable cure period, of the Executive to follow the instructions of the chief executive officer of the Bank, provided such instructions are also lawful and consistent with the duties of a chief financial officer; or

(viii)a breach by Executive of any material provision of this Agreement (including, but not limited to, the breach of that section hereof entitled “Unauthorized Disclosure”), after written notice thereof and a 30-day opportunity to cure in the event that such breach was not willful.

If Executive is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination except as may be expressly provided for otherwise in this Agreement or as required by law.

(c)Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s resignation from employment for Good Reason. The term “Good Reason” shall mean (after the passage of the below cure period for the Bank and no such cure having occurred) (i) any diminution of Executive’s title, authority, reporting relationship, duties or responsibilities, or the assignment to the Executive of duties inconsistent with Executive’s status as Chief Financial Officer, (ii) a reassignment which requires Executive to move her principal residence or her office more than thirty-five (35) miles from the Bank’s principal executive office (presently in Malvern, PA), (iii) any removal of Executive from office or any adverse change in the terms and conditions of Executive’s employment as provided in this Agreement, except for any termination of Executive’s employment under the provisions of Section 4(b) hereof, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, (v) any failure of Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability, supplemental executive retirement or other employee plans of Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees, or (vi) any other material breach of this Agreement by the Bank.

Executive shall within ninety (90) days of the initial existence of any of the foregoing events, provide notice to Bank of the existence of the condition and provide Bank forty five (45) days in which to cure such condition. In the event that Bank does not cure the condition to the reasonable satisfaction of Executive within forty five (45) days of such notice, Executive may resign from employment with the Bank for Good Reason. If such termination occurs for Good Reason, then Executive shall be entitled to receive a lump sum payment equal to two (2) times Executive’s Agreed Compensation minus applicable withholdings and taxes and a lump sum contribution equal to two (2) times the annual contribution into the Executive’s supplemental retirement plan within thirty (30) days of such termination. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the year prior to her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, the   Bank   shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination for one year from the date of termination. Subject to Section 12(a), in the event that the Bank or its successor terminates a benefit plan in which the Executive participates and as a result the Executive is subject to accelerated taxation or taxation at a higher rate than she would have been had the plan not been accelerated, Bank or its successor shall pay Executive an additional cash payment in an amount such that the after-tax proceeds of such payment will be equal to the additional taxes imposed upon the Executive as a result of the termination of the plan.

(d)Notwithstanding anything that may appear to the contrary elsewhere herein, in the event that Executive terminates her employment without Good Reason as defined in Section 4(c), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Section 25 hereof with respect to arbitration.

(e)Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to seventy percent (70%) of the Executive’s then current Annual Base Salary as defined in subsection (a) of Section 5, less amounts payable under any disability plan of Bank, until the earliest of (i) Executive’s return to employment, (ii) her death, or (iii) the end of her duration of benefits period under any then-existing Bank provided disability policy applicable to her or, if no such policy exists on the date of her Disability, the end of the then existing Employment Period. In addition, Executive shall receive for such same period (ie: the earliest of (i), (ii) or (iii) immediately above) a continuation of medical insurance in effect with respect to Executive during the year prior to her D isability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination. Executive shall also receive the benefits described in Section 5(e), 5(h) and 5(i) of this Agreement for such same period to the extent permissible under the applicable plan. Executive’s bonus under Section 5(b) shall be pro-rated at target for the portion of the year for which Executive did not suffer from a disability. For purposes of this Agreement, the Executive shall have a Disability if Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Bank, the Executive must submit proof to the Bank of the Social Security Administration’s or the provider’s determination. The Executive shall have no duty to mitigate any payment provided for in this Section 4(e) by seeking other employment.

(f)	The term “Agreed Compensation” shall equal the sum of (A) the Executive’s Annual Base Salary immediately preceding Executive’s termination and (B) the average value of Executive’s annual bonuses (cash and stock) when received within the two (2) calendar years immediately preceding Executive’s termination.

5.Employment Period Compensation. During the Employment Period, Executive shall be compensated as follows:

(a)Annual Base Salary. The Bank shall pay Executive an Annual Base Salary at the rate of not less than $225,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. This Annual Base Salary shall be reviewed annually by the Bank’s compensation committee based upon the Executive’s performance reviews and shall be subject to increase each year with the adjustment being effective on the anniversary date of this Agreement; provided, however, that in no event shall the Annual Base Salary be less than the Annual Base Salary earned during the prior contract year. Any and all such increases shall be deemed to constitute amendments to this Section 5(a).

(b)	Bonus. Executive shall be entitled to a target bonus equal to thirty percent (30%) of her Annual Base Salary based on annual performance objectives as are established by the CEO in consultation with the Executive. The amount of the bonus and the level of the annual performance objectives shall be determined by the CEO, based upon recommendation of the Bank’s compensation committee using peer group performance measures. T h e a c t u a l b o n u s p a i d m a y b e i n e x c e s s o f t a r g e t b a s e d u p o n E x e c u t i v e ’ s a t t a i n m e n t o f g o a l s a n d o b j e c t i v e s . In addition, the CEO may also grant Executive additional bonuses at the CEO’s discretion.

(c)	Paid Vacation. Executive shall be entitled to at least four (4) weeks paid vacation in accordance with the manner and amount provided under the paid vacation plan then in effect and approved by the Board of Directors.

(d)	Professional Memberships and Education. The Bank shall pay Executive’s annual professional memberships and continuing education requirements for licensing/certifications that are consistent with the Executive’s position as Chief Financial Officer.

(e)	Employee Benefit Plans. Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank in the same manner and contribution level as established for other executive officers of the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorizes a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s benefits, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(f)Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in carrying out her duties under this Agreement, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors for its executive officers. The Bank shall also reimburse the Executive for all attorneys’ fees and other charges of counsel reasonably incurred by Executive in connection with the negotiation and execution of this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Bank, up to the amount of $5,000.

(g)Automobile. The Bank shall provide Executive with an automobile allowance of $300.00 per month to reimburse Executive for automobile usage for business purposes. In addition, the Bank shall reimburse the Executive for the miles for which she travels for business purposes in accordance with the standard mileage rate as determined by the Internal Revenue Service.

(h)	Supplemental Executive Retirement Deferred Compensation Plan. The Bank agrees to provide Executive with the Supplemental Executive Retirement Deferred Compensation Plan, adopted by the Bank effective January 1, 2009, at a target of 25% of final three (3) years annual salary, while such Plan is in effect.

(i)	Supplemental Life Insurance. The Bank agrees to provide Executive with the Supplemental Life Insurance adopted by the Bank in 2014 while such benefit is in effect.

(j)	Equity Incentive Plan. Executive shall be entitled to participate in any equity incentive plan of the Bank in which she is eligible to participate and at least to the same extent as other similarly-situated C-level executives of the Bank.

6.	Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 6(b) of the Agreement) shall occur and Executive’s employment is terminated by the Bank without Cause or by the Executive for Good Reason within two years of the Change in Control, Executive shall be entitled to the benefits provided in Section 7 of this Agreement.

(b)	As used in this Agreement, “Change in Control” shall mean:

(i)any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section 409A of the Code), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank, acquires ownership of stock of the Bank, together with stock held by such person constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank; or

(ii)any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section

409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Bank; or

(iii)during any period of one (1) year during this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof;

provided, however, that the reorganization of the Bank into a bank holding company structure shall not, by itself, constitute a Change in Control

7.Rights in Event of Change in Control.

(a)If a Change in Control occurs and Executive’s employment is terminated by the Bank without Cause or by the Executive for Good Reason within two years of the Change in Control, Executive shall be entitled to receive a lump sum payment equal to two (2) times Executive’s Agreed Compensation minus applicable withholdings and taxes and a lump sum contribution equal to two (2) times the annual contribution into the Executive’s supplemental retirement plan within thirty (30) days of such termination. In addition, for a period of one year from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the year prior to her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination for one (1) year from the date of termination.

(b)Subject to Section 12(a) below, in the event that the Bank or its successor terminates a benefit plan in which the Executive participates and as a result the Executive is subject to accelerated taxation or taxation at a higher rate than she would have been had the plan not been accelerated, Bank or its successor shall pay Executive an additional cash payment in an amount such that the after-tax proceeds of such payment will include the value of the additional taxes imposed upon the Executive as a result of the termination of the plan. [If Executive does not, in fact, incur such higher tax obligation (such as she “rolls over” the subject monies, so properly avoiding a taxable event), then no such added payment shall be duetoher.]

8.Rights in Event of Termination of Employment Absent Change in Control.

(a)In the event that Executive’s employment is involuntarily terminated by the Bank without Cause and no Change in Control shall have occurred at the date of such termination, then the Bank shall, in a lump sum payment, pay Executive an amount equal to two (2) times the Executive’s Agreed Compensation, minus applicable withholdings and taxes, and a lump sum contribution equal to two (2) times the annual contribution into the Executive’s supplemental retirement plan within thirty (30) days of such termination.In addition, for a period of one year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the year prior to her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination for one year from the date of termination.

(b)Subject to Section 12(a) (below), in the event that the Bank or its successor terminates a benefit plan in which the Executive participates and as a result the Executive is subject to accelerated taxation or taxation at a higher rate than she would have been had the plan not been accelerated, Bank or its successor shall pay Executive an additional cash payment in an amount such that the after- tax proceeds of such payment will include the value of the additional taxes imposed upon the Executive as a result of the termination of the plan.
9.	Rights in the Event of Non-Renewal. In the event that this Agreement is not renewed by the Bank and Executive terminates employment within thirty (30) days of receipt of written notice of non-renewal pursuant to Section 4(a) of this Agreement, Executive shall be entitled to a lump sum payment of one (1) times her Agreed Compensation within thirty (30) days of termination of employment. This payment shall be in addition to any other payment or benefits due to the Executive under this Agreement. In addition, for a period of one year from the date of termination of employment, or until Executive is covered under a new Employer’s benefit plans offering a comparable level of benefits, whichever is shorter, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the year prior to her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by her to obtain substantially similar employee benefits which she enjoyed prior to termination for one (1) year from the date of termination.

10.Insurance; Outplacement Services. In any event for which any severance cash payments are to be paid to the Executive by the Bank pursuant to Sections 4, 6, 7, 8, or 9 of this Agreement above, the Executive shall also receive from the Bank,

(i) directors’ and officers’ liability insurance tail coverage (hereinafter referred to as “D&O Tail Coverage”), for liability coverage for all acts, omissions, events and occurrences, taking place while the Executive was employed by the Bank, and such D&O Tail Coverage shall remain in effect until the statutes of limitations for all possible claims against the Executive, have expired; and (ii) outplacement services which cost the Bank not more than Fifteen Thousand Dollars ($15,000).

11.Code Section 409A

(a)Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg.

§1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(c)	If when Executive’s employment terminates, Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after Executive’s Separation from Service (as defined in Code section 409A) for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “Separation from Service” as defined in Code Section 409A.

(e)	To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this

Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affects amount reimbursable or provided in any subsequent year.

(f)	It is the intent of the Bank and Executive that this Agreement and all of its provisions shall legally comply with Internal Revenue Code Section 409A and all applicable regulations. If this Agreement does not comply with Internal Revenue Code Section 409A and all applicable regulations, then this Agreement shall be automatically amended, but only to the extent reasonably necessary, to legally comply with Code Section 409A and all applicable regulations in making any payments to Executive hereunder.Other than as set forth in the previous sentence, Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Code Section 409A.

12.Limitations on Payments.

(a)Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 14 which are classified as payments of reasonable compensation equal to at least one year of Executive’s Agreed Compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b)All payments made to the Executive pursuant to this Agreement or otherwise, are subject to   and   conditioned upon their   compliance with applicable laws and any regulations promulgated hereunder, including, but not limited to 12 C.F.R. Part 359.

13.Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

14.Covenant Not to Compete.

(a)Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and accordingly agrees that, during and for one (1) year from the date of her emplo ym ent termination, Executive shall not, except as otherwise permitted in writing by the Bank:

(i)be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise by or for any person, firm, corporation or enterprise that competes with the Bank or any of its then operating affiliates within a twenty-five (25) mile radius of the Bank’s then headquarters location (which presently is 9 Old Lancaster Avenue, Malvern,

PA); or

(ii)directly or indirectly solicit persons or entities who a r e customers or referral sources of the Bank or (after Executive’s termination) were so within one year of her termination, to become customer or referral source of a person or entity other than the Bank; or

(iii)directly or indirectly solicit employees of the Bank who are so employed or (after Executive’s termination) were so employed within one year of her termination, to work for anyone other than the Bank.

(b)	It is expressly understood and agreed that, although Executive and the Bank consider the restrictions contained inSection 14(a) hereof reasonable for the purpose of preserving for the Bank its goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained inSection 14(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of S e c t i o n 14(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Furthermore, Executive agrees that the promises of the Bank set forth in this Agreement constitute good, valid and sufficient consideration for her promises contained in this Section 14 (entitled “Covenant Not to Compete”).

(c)	Notwithstanding anything to the contrary elsewhere in this Agreement, should Bank simply not renew Executive’s Employment Agreement, or should Bank terminate Executive’s employment without Cause or should Executive terminate her employment for Good Reason, then the post- employment length of her above non-compete period shall be reduced from one year to 6 months from the date her employment ends.

15.Unauthorized Disclosure.   During her employment with the Bank, and at any later time, Executive shall not use or disclose to any person other than an employee of the Bank or a person to whom disclosure is also reasonably necessary and appropriate in connection with the performance by Executive of her duties as an employee of the Bank, any material confidential information obtained by her while in the employ of the Bank with respect to any of   the Bank’s services, products, improvements, formulas, f i n a n c e s , designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank; provided, however, that confidential information shall not include any information: (a) that was properly disclosed by a duly authorized and properly acting bank employee as part of the Bank’s legally required public company disclosure obligations; (b) that entered the public domain subsequent to the time it was disclosed to Executive through no fault, act or omission of Executive; (c) that becomes known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive); or (d) any information that must be disclosed as required by law (with Executive, when legally permitted, providing Bank with reasonable prior notice of such intended required legal disclosure to enable the Bank to potentially challenge same). Executive acknowledges that legally protected consumer/customer information shall remain confidential information at all times as required by law. Executive may retain copies of her Employment Agreement, and information about her benefits and performance.

16.Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. copyright laws and shall be owned by and for the express benefit of the Bank. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank all of her rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

17.Return of Company Property and Documents.   Executive agrees that, at the time of termination of her employment, regardless of the reason for termination, she will deliver to the Bank any and all Bank property (including of any of its affiliated companies), including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property (including reproductions of any of the same in any form or format.)

18.Liability Insurance. Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings.

19.Legal Expenses. The Bank shall reimburse Executive for all reasonable legal fees and expenses s h e may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Executive prevails (including by reason of negotiated settlement). Such payments shall be made within fourteen (14) days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

20.Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if sent b y overnight courier ( Fed Ex , UPS, Priorit y Mail), or i f mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of the Bank, in the case of notices to the Bank.

21.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22.	Assignment. This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to its respective business.

23.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to her employment. Signatures to this Agreement delivery electronically shall be valid as original signatures. (However, nothing in this Agreement replaces any change in control rights under any separate retirement plan(s) of the Bank (such as any Supplemental Executive Retirement Deferred Compensation Plan), which plan(s) shall not be effected by this Agreement).

24.Successors; Binding Agreement.

(a)The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank, or pursuant to a Change of Control as defined in this Agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and entitle Executive to terminate for Good Reason. As used in this Agreement, “Bank” shall mean the Bank, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)This Agreement shall be binding on and inure to the benefit of the Bank and the Executive and their respective successors, assigns, heirs and legal representatives. If Executive should die following termination of Executive’s employment without Cause, for Good Reason or after a Change of Control and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s designee(s) (including if as per her Will or, if applicable, intestacy laws).

25.	Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 14, 15 or

17 which may be litigated in court notwithstanding anything to the contrary elsewhere herein,, including an action for injunction or other relief) are to be submitted for resolution to the American Arbitration Association (the “Association”) at its offices nearest to Malvern, Pennsylvania, in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The Bank shall pa y all costs of the arbitrator. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

26.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

27.Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

28.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

29.	Review by Counsel. Employee represents that he/she has reviewed this Agreement in full with her own legal counsel as may have been desired before signing it. No provision hereof shall be construed against a party because such party or its representative drafted it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:MERIDIAN BANK

By

WITNESS:EXECUTIVE

Denise Lindsay